Exhibit 99.1

PRESS RELEASE
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ROBERT B. POLET ELECTED TO THE BOARD OF DIRECTORS OF

PHILIP MORRIS INTERNATIONAL (PMI)

NEW YORK, September 13, 2011 – Philip Morris International Inc. (NYSE / Euronext Paris: PM) today announced the election of Robert B. Polet to its Board of Directors. With the addition of Mr. Polet, age 56, the PMI Board will now total 11 directors.

Mr. Polet was Chairman, Chief Executive Officer and President of Gucci Group NV from 2004 until March 2011, prior to which he spent 26 years in a variety of executive roles in the Unilever Group, including President of Unilever’s Worldwide Ice Cream and Frozen Foods division, Chairman of Unilever Malaysia, Chairman of Van den Bergh and Executive Vice President of Unilever’s European Home and Personal Care division. A Dutch national, born in Malaysia, Mr. Polet was named 2007 Businessman of the Year by Fortune Magazine, which cited the extraordinary results produced by his people-oriented leadership.

“It is my pleasure to welcome Robert to our Board,” said Louis C. Camilleri, Chairman and Chief Executive Officer. “His considerable entrepreneurial business experience in the global luxury and consumer packaged goods industry will further strengthen the formidable skills and experience of our Board. I have no doubt we will benefit tremendously from Robert’s widely-acknowledged expertise in the years to come.”

Philip Morris International Inc.

Philip Morris International Inc. (PMI) is the leading international tobacco company, with seven of the world’s top 15 international brands, including Marlboro, the number one cigarette brand worldwide. PMI’s products are sold in approximately 180 countries. In 2010, the company held an estimated 16.0% share of the total international cigarette market outside of the U.S., or 27.6% excluding the People’s Republic of China and the U.S. For more information, see www.pmi.com.